Goodwin Procter LLP Counselors at Law 901 New York Avenue NW Washington, DC 20001 T: 202.346.4000 F: 202.346.4444

February 19, 2010

Wells Fargo Funds Trust

525 Market Street

San Francisco, California  94163

            Re:       Wells Fargo Funds Trust

Registration Statement on Form N-14

File Nos. 333-______ and 811-09253

Ladies and Gentlemen:

As counsel to Wells Fargo Funds Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in one of Wells Fargo Advantage Intrinsic Value Fund, Wells Fargo Advantage Disciplined U.S. Core Fund, Wells Fargo Advantage Core Equity Fund, Wells Fargo Advantage Strategic Large Cap Growth Fund, Wells Fargo Advantage Omega Growth Fund, Wells Fargo Advantage Small/Mid Cap Core Fund, Wells Fargo Advantage Disciplined Global Equity Fund, Wells Fargo Advantage Global Opportunities Fund, Wells Fargo Advantage Intrinsic World Equity Fund, Wells Fargo Advantage Strategic Municipal Bond Fund, Wells Fargo Advantage North Carolina Tax-Free Fund, Wells Fargo Advantage Pennsylvania Tax-Free Fund, Wells Fargo Advantage Adjustable Rate Government Fund, Wells Fargo Advantage International Bond Fund, Wells Fargo Advantage Health Care Fund, Wells Fargo Advantage Precious Metals Fund, Wells Fargo Advantage Utility and Telecommunications Fund, Wells Fargo Advantage Diversified Capital Builder Fund, Wells Fargo Advantage Diversified Income Builder Fund, Wells Fargo Advantage Traditional Small Cap Growth Fund, Wells Fargo Advantage Growth Opportunities Fund, Wells Fargo Advantage High Yield Bond Fund, and Wells Fargo Advantage Special Small Cap Value Fund, each a series of the Trust.  The Shares will be issued and sold pursuant to an Agreement and Plan of Reorganization (the “Plan”) between the Trust and one of Evergreen Fixed Income Trust, Evergreen Select Fixed Income Trust, Evergreen Equity Trust, Evergreen Select Equity Trust, Evergreen International Trust, or Evergreen Municipal Trust, as described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Plan and/or a certificate of an officer of the Trust.  We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Plan and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended,  12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP